CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 pertaining to the Justin Industries, Inc. Employee Stock Ownership Plan and to the incorporation by reference therein of our reports (a) dated January 28, 1993, with respect to the consolidated financial statements of Justin Industries, Inc. incorporated by reference in its Annual Report (Form 10-K) and the related financial statement schedules included therein, and (b) dated February 26, 1993, with respect to the financial statements of the Justin Industries, Inc. Employee Stock Ownership Plan included as Exhibit 28 to the Annual Report (Form 10-K), both for the year ended December 31, 1992, filed with the Securities and Exchange Commission.



                                             /S/ ERNST & YOUNG


Fort Worth, Texas
March 21, 1994